                           SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[X]  Preliminary Proxy Statement         [_]  CONFIDENTIAL, FOR USE OF THE
                                              COMMISSION ONLY (AS PERMITTED BY
                                              RULE 14A-6(E)(2))

[_]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                       Pioneer Financial Services, Inc.
- --------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)


- --------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]  $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), 14a-6(i)(2)
     or Item 22(a)(2) of Schedule 14A.

[_] $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


     (1) Title of each class of securities to which transaction applies:

     -------------------------------------------------------------------------


     (2) Aggregate number of securities to which transaction applies:

     -------------------------------------------------------------------------


     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

     -------------------------------------------------------------------------


     (4) Proposed maximum aggregate value of transaction:

     -------------------------------------------------------------------------


     (5) Total fee paid:

     -------------------------------------------------------------------------

[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

     -------------------------------------------------------------------------


     (2) Form, Schedule or Registration Statement No.:

     -------------------------------------------------------------------------


     (3) Filing Party:

     -------------------------------------------------------------------------


     (4) Date Filed:

     -------------------------------------------------------------------------

Notes:

                        PIONEER FINANCIAL SERVICES, INC.
                              1750 East Golf Road
                          Schaumburg, Illinois  60173

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                            To Be Held May 23, 1996

To the Holders of Common Stock of
 Pioneer Financial Services, Inc.:

     NOTICE IS HEREBY GIVEN that the Annual Meeting of the Holders of Common Stock of Pioneer Financial Services, Inc. will be held at the offices of the Company, 1750 East Golf Road, Schaumburg, Illinois 60173, on Thursday, May 23, 1996, at 4:00 p.m., Central Daylight Time, for the purpose of considering and acting upon the following matters:

     1.  To elect two Class II directors to the Board of Directors;

     2. To approve an amendment of the Company's 1994 Omnibus Stock Incentive Program;

     3.  To approve the Company's Employee Stock Purchase Plan;

     4. To approve the performance-based business criteria for the Company's Annual Incentive Plan for the Company's Chief Executive Officer;

     5. To approve an amendment of the Company's Certificate of Incorporation to increase the authorized shares of the Company's Common Stock; and

     6. To consider and act upon such other business as may properly come before the meeting or any adjournment or adjournments thereof.

     Stockholders of record as of the close of business on March 25, 1996, shall be entitled to notice of, and to vote, at the meeting. The stock transfer books of the Company will not be closed. For ten days prior to the meeting, a list of stockholders entitled to vote at the meeting (with the address of and number of shares held by each) shall be kept on file at the offices of the Company at 1750 East Golf Road, Schaumburg, Illinois 60173, and shall be available for inspection by any stockholder during the meeting. Stockholders who do not expect to attend in person are urged to execute and return the accompanying proxy in the envelope enclosed.

By order of the Board of Directors

                                      A. Clark Waid, III
                                      Secretary

Schaumburg, Illinois
______________, 1996

                                PROXY STATEMENT
                                 -------------

                        PIONEER FINANCIAL SERVICES, INC.

                         ANNUAL MEETING OF STOCKHOLDERS
                                  May 23, 1996

                              GENERAL INFORMATION

     This Proxy Statement is being furnished to the stockholders of Pioneer Financial Services, Inc., a Delaware corporation (the "Company"), 1750 East Golf Road, Schaumburg, Illinois 60173, in connection with the solicitation of proxies by its Board of Directors for use at the annual meeting of stockholders to be held on Thursday, May 23, 1996 and at any adjournments thereof. The approximate date on which this Proxy Statement and the accompanying proxy are first being sent to stockholders is _____________, 1996.

     The proxy is revocable at any time before it is voted by a subsequently dated proxy, by written notification to the persons named therein as proxies, which may be mailed or delivered to the Company at the above address, or by attendance at the meeting and voting in person. All shares represented by effective proxies will be voted at the meeting and at any adjournments thereof.

     If the enclosed proxy is properly executed and returned in time for voting with a choice specified thereon, the shares represented thereby will be voted as indicated thereon. If no specification is made, the proxy will be voted by the proxies FOR the election as directors of the nominees named below (or substitutes therefor, if any nominees are unable or refuse to serve), FOR the approval of the amendment to the Company's 1994 Omnibus Stock Incentive Program, FOR the approval of the Company's Employee Stock Purchase Plan, FOR approval of the performance-based business criteria for the Company's Annual Incentive Plan for the Company's Chief Executive Officer, FOR approval of the amendment to the Company's Certificate of Incorporation and, in the discretion of the proxies, upon such matters not presently known or determined which may properly come before the meeting.

     The Company has two classes of stock outstanding, Common Stock and $2.125 Cumulative Convertible Exchangeable Preferred Stock ("Convertible Preferred Stock"). On March 25, 1996, 10,112,062 shares of Common Stock were outstanding and entitled to one vote each on all matters considered at the meeting. On March 25, 1996, 848,900 shares of Convertible Preferred Stock were outstanding, none of which were entitled to vote on any matters considered at the meeting. Holders of Common Stock of record as of the close of business on March 25, 1996, are entitled to notice of and to vote at the meeting. There are no cumulative voting rights with respect to the election of directors.

                        PRINCIPAL HOLDERS OF SECURITIES

     The following table shows with respect to each person who is known to be the beneficial owner of more than 5% of the Common Stock of the Company: (i) the total number of shares of Common Stock beneficially owned as of March 5, 1996; and (ii) the percentage of the outstanding Common Stock so owned as of that date:

                                          AMOUNT AND
                                           NATURE OF
TITLE            NAME AND ADDRESS         BENEFICIAL     PERCENT
OF CLASS        OF BENEFICIAL OWNER      OWNERSHIP(1)   OF CLASS
- ----------  ---------------------------  -------------  ---------

Common      Peter W. Nauert               1,702,635(2)      16.4%
            1750 East Golf Road
            Schaumburg, Illinois 60173

Common      U.S. Bancorp                    582,510(3)       5.8%
            111 S.W. Fifth Avenue
            Portland, Oregon 97204

________________

(1) Unless otherwise indicated, each person has sole voting and investment power with respect to all such shares.

(2) Includes (i) 86,000 shares held by Mr. Nauert's children or by Mr. Nauert as custodian or as trustee for his children and 2,000 shares held of record by Mr. Nauert's wife, (ii) 215,000 shares which may be acquired pursuant to presently exercisable stock options, and (iii) 3,392 shares of Common Stock held in Employee Savings and Stock Ownership Plan accounts.

(3) U.S. Bancorp has sole voting power with respect to 579,210 shares, sole power to dispose of 549,816 shares and shared power to dispose of 32,694 shares. This information is based upon a Schedule 13G dated February 13, 1996.

     The following table shows with respect to each director and nominee for director of the Company, each of the executive officers named in the Summary Compensation Table below, and all executive officers and directors as a group:
(i) the total number of shares of Common Stock and Convertible Preferred Stock beneficially owned as of March 5, 1996 and (ii) the percentage of the outstanding Common Stock and Convertible Preferred Stock so owned as of that date:

                                    AMOUNT AND NATURE OF
                                  BENEFICIAL OWNERSHIP (1)           PERCENT OF CLASS
                             ------------------------------------------------------------

 NAME OF                                           CONVERTIBLE                CONVERTIBLE
BENEFICIAL                        COMMON            PREFERRED      COMMON      PREFERRED
  OWNER                           STOCK               STOCK        STOCK         STOCK
- ----------                        ------           -----------     ------     -----------

Peter W. Nauert..........    1,702,635(2)(3)(4)           0         16.4%          0

William B. Van Vleet.....       54,269(3)(4)              0            *           0

Michael A. Cavataio......      216,759(3)(5)          7,482(6)       2.1%          *

Richard R. Haldeman......       17,300(3)                 0            *           0

Michael K. Keefe.........       37,200(3)                 0            *           0

Karl-Heinz Klaeser.......       61,271(3)                 0            *           0

Robert F. Nauert.........       18,212(3)(4)              0            *           0

Charles R. Scheper.......       81,035(3)(4)              0            *           0

R. Richard Bastian, III..       31,846(3)                 0            *           0

Thomas J. Brophy.........       35,205(3)(4)(7)         400            *           *

John W. Gardiner.........        6,000                    0            *           0

Ernest T. Giambra, Jr....       19,069(3)(4)              0            *           0

Carl Hulbert.............       25,000(3)                 0            *           0

Anthony J. Pino..........       25,907(3)(4)              0            *           0

All directors and
 executive officers
 as a group
 (17 persons)............    2,347,006(3)(4)(5)(7)    7,882(6)      21.6%          *
- ----------------------

* Less than 1.0%

(1) Unless otherwise indicated, each person has sole voting and investment power with respect to all such shares.

(2) Includes 86,000 shares held by Mr. Nauert's children or by Mr. Nauert as custodian or as trustee for his children and 2,000 shares held of record by Mr. Nauert's wife.

(3) Includes shares of Common Stock which such directors and executive officers have the right to acquire within 60 days upon the exercise of stock options as follows: Mr. Peter Nauert, 215,000 shares; Mr. Van Vleet, 50,000 shares; Mr. Cavataio, 116,354 shares; Mr. Haldeman, 14,500; Mr. Keefe, 33,000 shares; Mr. Klaeser, 55,500 shares; Mr. Robert Nauert, 15,000 shares; Mr. Scheper, 70,000 shares; Mr. Brophy, 25,000 shares; Mr. Bastian, 27,923 shares; Mr. Hulbert, 25,000 shares; Mr. Giambra, 10,000 shares; Mr. Pino 15,000 shares; executive officers other than named executive officers, 4,000 shares.

(4) Includes shares of Common Stock held in Employee Savings and Stock Ownership Plan accounts.

(5)  Includes (i) 61,353 shares of Common Stock held directly by Mr. Cavataio,
     (ii) 6,301 shares of Common Stock held of record by, or in trust for the benefit of members of Mr. Cavataio's immediate family and (iii) 9,223 shares of Common Stock issuable upon conversion of 5,768 shares of Convertible Preferred Stock held by Mr. Cavataio and 1,714 shares of Convertible Preferred Stock held of record by, or in trust for the benefit of, members of Mr. Cavataio's immediate family.

(6) Includes 1,714 shares of Convertible Preferred Stock held of record by, or in trust for the benefit of, members of Mr. Cavataio's immediate family.

(7) Includes 640 shares of Common Stock issuable upon conversion of 400 shares of Convertible Preferred Stock.

                             ELECTION OF DIRECTORS

     At the Annual Meeting of Stockholders, two Class II directors are to be elected to hold office for a term of three years or until their successors are elected and qualified, leaving one vacancy in Class II. The Company is currently engaged in the process of evaluating potential candidates to fill that vacancy. It is intended that, in the absence of contrary specifications, votes will be cast pursuant to the enclosed proxies for the election of the two nominees referred to below. Only two nominees will be elected at the Annual Meeting. Nominees for director will be elected by a plurality of the votes cast at the meeting by the holders of shares represented in person or by proxy. Thus, assuming a quorum is present, the two persons receiving the greatest number of votes will be elected, and abstentions and broker non-votes will have no effect. For purposes of the meeting, a quorum means a majority of the outstanding shares of Common Stock. In determining whether a quorum exists, all shares represented in person or by proxy will be counted. Should any of the nominees become unable or unwilling to accept nomination or election, it is intended, in the absence of contrary specifications, that the proxies will be voted for the balance of those named and for a substitute nominee or nominees. However, the Company now knows of no reason to anticipate such an occurrence. All of the nominees have consented to be named as nominees and to serve as directors if elected. The following table sets forth the nominees and continuing directors of the Company.

                             NOMINEES FOR ELECTION


                               POSITIONS WITH COMPANY,
                               BUSINESS EXPERIENCE,
     NAME                 AGE  AND OTHER DIRECTORSHIPS
     ----                 ---  -----------------------

CLASS II (TERM EXPIRES 1999)

John W. Gardiner.........  65  John W. Gardiner was a director, President and
                               Chief Operating Officer and a member of the Compensation Committee of Life Partners Group ("Life Partners") and a director and Chairman and Chief Executive Officer of Massachusetts General Life Insurance Company and Philadelphia Life Insurance Company ("Philadelphia Life"), two subsidiaries of Life Partners, from March 1990 to his retirement in May 1995. Life Partners, through its insurance subsidiaries, sells a diverse portfolio of universal life insurance and annuity products.

Karl-Heinz Klaeser.......  64  Karl-Heinz Klaeser has been a director of the
                               Company since 1986. Mr. Klaeser has also been a director of Insurance Investors Life Insurance Company and Life Insurance Company of the Southwest since 1989 and a director of Personal Assurance Company PLC (United Kingdom) since 1991.


                              CONTINUING DIRECTORS

CLASS III (TERM EXPIRES 1997)

Peter W. Nauert..........  52  Peter W. Nauert has been Chief Executive Officer and a director of the Company since its
                               incorporation in 1982. He was President of the Company from 1982 to 1988 and 1991 to 1995, and became Chairman of the Company in 1988. Since 1975, Mr. Nauert has been Chairman of Pioneer Life Insurance Company ("Pioneer Life") and a director and officer of various other subsidiaries of the Company since 1982.

Robert F. Nauert.........  71  Robert F. Nauert has been a director of the
                               Company since November 1991. Mr. Nauert is also a director and officer of various subsidiaries of the Company. Mr. Nauert is the brother of Peter W. Nauert.

Michael K. Keefe.........  51  Michael K. Keefe has been a director of the
                               Company since March 1994. Mr. Keefe has been
                               Chief Executive Officer and Chairman of the Board of Keefe Real Estate, Inc., a family owned real estate brokerage operation since 1982. Mr. Keefe has also been Chairman of the Board of Southern Wisconsin Bankshares, Inc. since 1988.

Carl Hulbert.............  73  Carl A. Hulbert was elected director of the
                               Company in March 1995 and has been a director of a subsidiary of the Company since 1990. Mr. Hulbert is a management consultant, specializing in the insurance industry. Mr. Hulbert is a past Insurance Commissioner of the State of Utah. He has also been a director of numerous insurance companies during his 49-year business career. Since 1979, Mr. Hulbert has been President and Chairman of Western Life Insurance Company and director of Continental Heritage Life Insurance Company, USAA Federal Savings Bank, U.S. Warranty and Programmed Marketing Insurance Company.

CLASS I (TERM EXPIRES 1998)

Michael A. Cavataio......  52  Michael A. Cavataio has been a director of the
                               Company since 1986 and Vice Chairman since
                               December 1995. Mr. Cavataio is a real estate developer in Northern Illinois and Southern Wisconsin. His business experience also includes 25 years as an owner and manager of a regional clothing store chain. He has also been a member of the board of directors of Today's Bank East since 1987.

William B. Van Vleet.....  71  William B. Van Vleet has served as General
                               Counsel Emeritus of the Company since May 1995 and a director of the Company since 1982. He was General Counsel of the Company from 1982 to 1988. From 1986 to 1995 he served as Executive Vice President of the Company. In June 1991, he was again elected General Counsel and served until his retirement from that position in May 1995. Mr. Van Vleet served as General Counsel and a director of Pioneer Life from

                               1948 until 1995. Mr. Van Vleet also serves as an officer and director of other subsidiaries of the Company.

R. Richard Bastian, III..  49  R. Richard Bastian, III has been a director of the Company since December 1994. Mr. Bastian is a management consultant, specializing in strategic planning and organizational development. Mr. Bastian's career includes over 28 years in the financial services industry. Mr. Bastian served as President and Chief Executive Officer of Heritage Bank & Trust of Racine, Wisconsin from January 1994 through July 1994. He served as Chairman, President and Chief Executive Officer of Bank One, Rockford from January 1984 through October 1993 and as President and Chief Executive Officer of its predecessor, First Community Bancorp, an $800 million multi-bank holding company, from February 1989 through May 1993. He has also held management positions at banks in Tulsa and Philadelphia where his banking career began in 1966.

MEETINGS OF THE BOARD OF DIRECTORS
- ----------------------------------

     During 1995, the Board of Directors met six times and acted by written consent six times. During 1995, each director attended at least 75% of the aggregate number of meetings of the Board and the respective Committees on which he served while a member thereof.

CERTAIN FILINGS
- ---------------

     Directors and officers of the Company file periodic reports regarding ownership of Company securities with the Securities and Exchange Commission pursuant to Section 16(a) of the Securities Exchange Act of 1934, as amended, and the rules promulgated thereunder. To the Company's knowledge, based solely on a review of the copies of such reports furnished to the Company and written representations that no other reports were required during the fiscal year ended December 31, 1995, all of its officers, directors and greater than ten percent beneficial owners complied with all filing requirements applicable to them except that Messrs. Thomas J. Brophy and Mark S. Fischer were each late in filing their Form 4s with respect to ten monthly purchases of stock made through payroll deductions pursuant to the Company's stock purchase plan.

BOARD COMMITTEES
- ----------------

     The Board of Directors has six standing committees, the Executive Committee, the Audit Committee, the Compensation Committee, the Investment Committee, the Option Committee and the Nominating Committee. The Executive Committee met seven times, the Audit Committee met three times, the Compensation

Committee met six times, the Investment Committee met nine times, the Option Committee met seven times and the Nominating Committee met one time in 1995.

     The Executive Committee is composed of Peter W. Nauert (Chairman), William
B. Van Vleet, Michael A. Cavataio and Charles R. Scheper. The Executive Committee is empowered to exercise the powers of the Board of Directors in the management of the business and affairs of the Company, except as provided in the Company's Certificate of Incorporation or as limited by the provisions of the General Corporation Law of Delaware or the resolution of the Board of Directors regarding the Executive Committee.

     The Audit Committee is composed of Karl-Heinz Klaeser (Chairman), R. Richard Bastian, III, Carl Hulbert, Richard R. Haldeman and Thomas J. Brophy. The duties of the Committee are to recommend to the Board of Directors the appointment of the independent accountants for the following year, and to review the scope of the audit, the independent auditors' report and the auditors' comments relative to the adequacy of the Company's system of internal controls, the results of the Company's external audits, and accounting policies. The Committee also recommends to the Board of Directors changes in directors' fees.

     The Investment Committee is composed of Michael A. Cavataio (Chairman), Charles R. Scheper, R. Richard Bastian, III and Robert F. Nauert. Philip J. Fiskow, Senior Vice President and Chief Investment Officer of the Company, and Val Rajic, Vice President of the Company, also participate as non-voting attendees at the Investment Committee meetings. The duties of the Committee are to determine the Company's investment strategies, review the performance of investments and the recommendations of the Company's investment managers and decide which investment managers the Company will retain.

     The Compensation Committee is composed of Karl-Heinz Klaeser (Chairman), Michael Keefe (Assistant Chairman) and R. Richard Bastian, III. The duties of the Committee are to review management compensation levels and provide recommendations regarding salaries and other compensation for certain of the Company's officers, including bonuses and awards, grants of stock options, and new employee benefit or other incentive programs.

     The Option Committee is composed of Karl-Heinz Klaeser (Chairman), Richard
R. Haldeman and Michael K. Keefe. The duties of the Committee are to administer the Company's 1994 Omnibus Stock Incentive Program, the Company's Employee Stock Purchase Plan and the Company's Career Agent Stock Purchase Plan.

     The Nominating Committee is composed of Peter W. Nauert (Chairman), William
B. Van Vleet and Michael A. Cavataio. The duties of the Committee are to review and recommend to the Board of Directors potential directors of the Company.

     Under the Company's By-Laws, the Secretary must receive written notice of stockholder nominations for directors at least 20 days prior to the meeting of stockholders. Such notice shall set forth all information with respect to each such nominee as required by the Securities Exchange Act of 1934 and the rules thereunder. Such notice shall be accompanied by a signed statement of such nominee consenting to be a nominee and a director, if elected, and confirming the information contained in the notice.

            COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

OVERVIEW
- --------

     Under the supervision of the Compensation Committee of the Board of Directors, the Company has developed and implemented compensation policies, plans and programs which seek to enhance the profitability of the Company, and thus stockholder value, by aligning the financial interests of the Company's senior executives with those of its stockholders.

     In furtherance of these goals, and to attract and retain corporate officers and other key employees of outstanding abilities and to motivate them to perform to the full extent of their abilities, compensation for each of the Named Officers, as well as other senior executives, consists of three major components: base salary; annual bonus; and in some instances, longer-term incentive compensation in the form of discretionary stock options.

     In addition, to encourage the Company's senior executives to have a substantial personal equity interest in the Company, the Company has implemented a program (the "Stock Purchase Matching Option Program"), described below, pursuant to which, under certain circumstances, senior executives are automatically granted options to purchase additional shares of the Company's Common Stock based upon their purchases of shares of the Company's Common Stock.

     The Committee takes into account available information regarding the compensation practices and policies of other insurance and managed care companies in determining the level and composition of compensation for Named Officers and other senior executives. However, the Committee does not base its decisions on information relating to a specific defined peer group or target a specific percentile range within such companies in determining compensation for the Company's senior executives. The Committee applies specific quantitative formula in making compensation decisions in connection with the establishment of goals under the annual bonus pool. The Committee also appreciates the importance of achievements that may be difficult to quantify, and, accordingly, recognizes qualitative factors, such as the successful supervision of major corporate projects, demonstrated leadership ability and contributions to industry and community development.

BASE SALARY
- -----------

     Base salaries for each Named Officer and each other senior executive are established at levels that the Committee believes appropriate in light of the individual's level and scope of responsibility, pay levels in the insurance and managed care industries and the ability of the Company to recruit and retain senior executives. Salaries for senior executives are reviewed by the Committee on an annual basis and may be increased at that time based on the individual's contribution to the Company or changes in competitive levels of pay. However, the Committee focuses on total annual compensation, including incentive compensation, rather than on base salary alone, as the appropriate measure of executive performance and contribution.

1995 ANNUAL BONUS POOL
- ----------------------

     Commencing in 1992, the Company adopted an annual bonus pool program for senior executives, including the Named Officers, pursuant to which the Company each year establishes a bonus pool from which bonuses are distributed based on the extent to which key objectives for the year are achieved.

     The Committee establishes minimum, target and maximum goals for financial and other performance measures. The size of the bonus pool is based upon the extent to which these goals are achieved. The bonus pool is then divided among the participating senior executives according to their salary and level of responsibility within the Company.

     Objectives for the 1995 bonus pool program included both Company and personal goals. In 1995 the program provided for approximately 50% of the pool to be distributed based on the extent to which Company goals were achieved; the balance to be distributed based on the extent to which the individual's personal goals were achieved. Company goals included objectives based on the Company's earnings. Personal goals varied depending on the individual's position, duties and responsibilities, but included, among others, objectives based on the individual's contribution to Company or division revenues, pre-tax income, cost and expense ratios, managed care or other savings, income, investments, sales and recruiting. Partial distributions of such bonuses were made in 1995.

     The portion of the total bonuses reserved for distribution for services in 1995 which was distributed during 1995 to the Named Officers and other executives under the 1995 bonus pool program reflects the Committee's judgment of the extent to which such goals were achieved at the time of distribution.

1996 ANNUAL BONUS PLAN FOR SENIOR EXECUTIVES
- --------------------------------------------

     With the assistance of an independent management consulting firm, the Committee has developed for 1996 and subsequent years an annual incentive plan designed to create increased value for the Company's stockholders through the achievement by the Company's individual business units of pre-determined pre-tax earnings goals. Each business unit leader will establish additional specific "line of sight" goals for his or her individual business unit, designate key business unit executives eligible for participation in the plan and may establish additional individual goals (relating to the achievement of the business unit's line of sight goals) for such participants. Line of sight goals may include, among others, objectives based upon expense-to-premium ratios and loss ratios, new sales, management of unit costs, revenue, net new participants, net new sales and expense-to-sales ratios.

     The Chief Executive Officer will not be entitled to participate in the plan. See "Chief Executive Officer" in this Report for a description of the Company's proposed annual incentive plan for the Company's Chief Executive Officer.

DISCRETIONARY STOCK OPTIONS
- ---------------------------

     During each fiscal year, the Committee considers the desirability of granting to senior executives, including the Named Officers, awards under the Company's Non-Qualified Stock Option Plan or under the Company's 1994 Omnibus Stock Incentive Program (the "Plan"), which provide avenues for granting longer-term incentives in the form of a wide variety of stock-related compensation arrangements. In 1995 the Committee granted both incentive and non-qualified stock options to various Named Officers and other executives pursuant to the Plan. Other than formula grants to Directors under the Plan or grants to which such individuals became entitled as the result of purchases of Company Common Stock under the Stock Purchase Matching Option Program described below under the caption "Stock Purchase Matching Option Program", all of such grants were based on merit. In making such grants the Committee made a subjective evaluation of each recipient's performance and the degree to which such grants would further the purposes of the Company's compensation program, considering, among other things, such executive's total compensation, the time and size of prior awards to such executive, the executive's level of responsibility and the executive's demonstrated and expected contributions to the Company. The Committee believes that its past grants of options have focused the Company's senior management on building profitability and stockholder value.

STOCK PURCHASE MATCHING OPTION PROGRAM
- --------------------------------------

     In 1993 the Company adopted a program under the Plan to encourage senior executives of the Company to become stockholders of the Company, thereby more closely aligning the interests of such executives with those of the stockholders. Under this program, which is currently being implemented under the Plan, the Company has established target levels of stock ownership for the various levels of senior executives. Under certain circumstances, upon the purchase of shares of the Company's Common Stock, the executive will automatically receive an option to purchase one share of Common Stock for each share purchased until he reaches the target level of ownership. After the target level is reached, the executive will be entitled to receive two options for each share of Common Stock so purchased.

CHIEF EXECUTIVE OFFICER
- -----------------------

     Prior to September 1, 1995 the Chief Executive Officer of the Company served under employment agreements (the "Prior Agreements") with the Company and two of its subsidiaries. Since September 1, 1995, he has served under an employment agreement (the "Current Agreement") with the Company, which establishes a minimum base salary equal to the aggregate minimum base salaries established under the Prior Agreements. In addition, the Current Agreement provides for the grant, subject to stockholder approval of the proposed amendment to the Plan, of options to purchase 500,000 shares of the Company's Common Stock at the times and prices described below under the caption "Employment and Other Agreements." The Prior Agreements and the Current Agreement are more fully described under the caption "Employment and Other Agreements" below.

     Such employment agreements established a minimum base salary, which could be increased at the discretion of the Board of Directors. The Committee reviews and recommends to the Board of Directors adjustments to the base salary of the Chief Executive Officer of the Company, if appropriate, based upon its subjective evaluation of competitive compensation data, his broad responsibilities as

Chairman and Chief Executive Officer of the Company, the Committee's assessment of his past performance and its expectation of the importance of his future contributions. In 1995, the Chief Executive Officer received the minimum base salary provided for under his employment agreements.

     In connection with the determination of the compensation (including options) payable under the Current Agreement, the Committee retained an independent management consulting firm which, at the request of the Committee, conducted a study of the compensation received by the chief executive officers of other insurance organizations and managed care companies. It was determined that the responsibilities of the Company's Chief Executive Officer are at least comparable to those of the chief executive officers studied. Based upon the study and certain assumptions, the consulting firm determined that the Current Agreement may potentially yield total compensation that is among the highest in comparable organizations. The group of companies differs from the group of companies reflected in the graph set forth under the caption "Stock Price Performance Graph" and is comprised of companies which are, in many cases, larger in asset size or engaged in different lines of business.

      Based on the study, its evaluation of the Company's performance and prospects, as well as the responsibilities and performance of the Chief Executive Officer, the Committee concluded that, in addition to purely competitive considerations, a number of other considerations supported the level of compensation payable to the Chief Executive Officer, including: the critical importance of the Chief Executive Officer to the Company's future success; the breadth of his responsibilities; his specific contributions to the operational management of specific business functions and units; the Company's strong stockholder returns and generally optimistic profit potential; and the fact that the Chief Executive Officer will receive the total compensation potentially payable under the Current Agreement only if the Company successfully meets or exceeds the performance-based criteria upon which the portion of such compensation other than salary is based.

     For purposes of the 1995 annual bonus pool described above, the Chief Executive Officer's personal objective was to have the Company achieve a substantial increases in its net income per share and in the market price of its Common Stock. The Company's net income per share on a fully diluted basis increased by approximately 17% in 1995 and the market price of the Company's Common Stock increased by approximately 100% in 1995. The bonus received by the Chief Executive Officer in 1995 as a participant in the 1995 bonus pool reflects the Company's judgment of the extent to which Chief Executive Officer's personal objectives were achieved at the time of distribution.

     With the assistance of an independent management consulting firm, the Committee has developed an annual incentive compensation plan for the Chief Executive Officer which provides for the payment of annual bonuses to the Chief Executive Officer based upon the achievement by the Company of certain performance criteria relating to return on equity more fully described under the caption "Proposal to Approve Performance-Based Business Criteria Under the Company's Annual Incentive Plan for the Company's Chief Executive Officer". In light of (1) the objectives of the plan, (2) the performance-based business criteria developed thereunder and the fact that the bonus compensation payable thereunder is conditioned upon the successful performance of the Company, and
(3)
its evaluation of the duties and responsibilities of the Chief Executive Officer and the significance of his contribution to the success of the Company, the Committee believes that the proposed plan will provide the Chief Executive Officer with incentives that reward superior performance with appropriate and reasonable compensation.

MILLION DOLLAR DEDUCTION LIMITATION
- -----------------------------------

     Internal Revenue Code amendments adopted in 1993 impose a limit on the tax deduction for certain executive compensation payments. Such amendments generally limit the deductibility for federal income tax purposes of annual compensation paid by the Company to its Chief Executive Officer and the four other highest paid executives for amounts greater than $1 million unless certain conditions are met. Only one of the Company's executives received cash compensation for 1995 above the $1 million limit. The policy of the Company is to structure compensation arrangements, where appropriate, so that the Company will not be denied significant tax deductions for compensation.

     The Company believes that if the stockholders of the Company approve the proposal described under the caption: "Proposal to Approve Performance-Based Business Criteria for the Company's Annual Incentive Plan for the Company's Chief Executive Officer" then any bonus paid under such plan will be deductible for federal income tax purposes.


                                 COMPENSATION COMMITTEE

                                       Karl Heinz-Klaeser
                                       R. Richard Bastian, III
                                       Michael K. Keefe

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION
- -----------------------------------------------------------

     Prior to October 17, 1995, Mr. Robert F. Nauert, an officer of a subsidiary of the Company, served as a non-voting member of the Compensation Committee. Prior to October 17, 1995, Messrs. Michael A. Cavataio and Richard R. Haldeman served as members of the Compensation Committee. Mr. Cavataio received $100,000 from the Company as compensation for investment advisory services performed for the Company and its subsidiaries in 1995. Mr. Haldeman is a partner in the law firm of Haldeman & Associates which rendered legal services to the Company and its subsidiaries in 1995.

                             EXECUTIVE COMPENSATION

The table below sets forth certain information concerning compensation received for services in all capacities to the Company or its subsidiaries for the fiscal years ended December 31, 1995, 1994 and 1993, of those persons (the "Named Officers"), who were, at December 31, 1995 (i) the chief executive officer, and
(ii) the other four most highly compensated executive officers of the Company.

                           SUMMARY COMPENSATION TABLE

                                           Annual Compensation               Long Term Compensation
                                    ---------------------------------   --------------------------------
                                                                                Awards           Payouts
                                                                        ----------------------   -------
                                                             Other
                                                             Annual     Restricted   Securities
Name and Principal                                          Compensa-     Stock      Underlying    LTIP        All Other
     Position                Year     Salary     Bonus(1)     tion        Awards      Options     Payouts   Compensation(2)
- ------------------           ----   ----------   --------   ---------   ----------   ----------   -------   ---------------
Peter W. Nauert,             1995   $1,000,000   $ 75,000      -0-          -0-        550,822     $-0-          33,776
Chairman of the Board        1994    1,000,000    300,000      -0-          -0-         42,657      -0-          36,372
and Chief Executive          1993      875,000    419,534      -0-          -0-         90,000      -0-          61,253
Officer

Thomas J. Brophy,            1995      300,000     22,500      -0-          -0-        109,009      -0-          33,045
President - Health           1994      243,750     33,600      -0-          -0-         45,737      -0-          87,331
Insurance Operations (3)     1993       37,500     48,349      -0-          -0-            -0-      -0-             300

Charles R. Scheper,          1995      300,000     22,500      -0-          -0-         77,986      -0-          33,032
President - Life             1994      275,000     82,523      -0-          -0-         65,362      -0-          35,536
Insurance Operations         1993      225,000     87,218      -0-          -0-            -0-      -0-          10,462

Anthony J. Pino              1995      283,483     27,089      -0-          -0-          6,527      -0-          64,212
Executive Vice President     1994      253,936     72,200      -0-          -0-         22,171      -0-          55,182
                             1993      212,500     33,463      -0-          -0-            -0-      -0-           8,253

Ernest T. Giambra, Jr.       1995      262,500     17,688      -0-          -0-            974      -0-           7,068
Executive Vice President     1994      237,500     32,700      -0-          -0-         50,910      -0-           5,903
and Chief Marketing          1993      119,318     63,367      -0-          -0-            -0-      -0-             392
Officer (4)

(1) The bonus amounts are payable pursuant to the Employee Bonus Program described above under the caption "Compensation Committee Report on Executive Compensation".

(2) Amounts of All Other Compensation consist of (i) amounts contributed or accrued for fiscal 1995, 1994 and 1993 under the Company's Employee Savings and Stock Ownership Plan for Mr. Nauert ($7,624, $10,077 and $10,029), Mr. Scheper ( $7,624, $10,077 and $10,029), and Mr. Pino ($7,624, $10,077 and
     $7,513); in fiscal year 1995 for Mr. Brophy ($5,537); and in fiscal years 1995 and 1994 for Mr. Giambra ($6,372 and $5,120);(ii) payments for group term life insurance made by the Company in fiscal 1995, 1994 and 1993 for Mr. Nauert ($1,152, $1,295 and $1,224), Mr. Scheper ($408, $459 and $433),
     Mr. Pino ($696, $609 and $740); Mr. Brophy ($2,508, $2,025 and $300) and
     Mr. Giambra ($696, $783 and $392), (iii) relocation expenses paid by the Company in fiscal 1995 and 1994 for Mr. Pino ($55,892 and $44,496) and for Mr. Brophy in fiscal 1994 ($85,306);and iv) Directors fees paid by the Company in fiscal 1995, 1994 and 1993 for Mr. Nauert ($25,000, $25,000,
     $50,000); in fiscal years 1995 and 1994 for Mr. Scheper ($25,000 and $25,000); and in fiscal year 1995 for Mr. Brophy ($25,000).

(3)  Mr. Brophy joined the Company in November, 1993.

(4)  Mr. Giambra joined the Company in June, 1993.

The following tables summarize option grants during the fiscal year ended December 31, 1995, to the Named Officers and the value of the options held by such persons at the end of such fiscal year. None of the Named Officers exercised any stock options during the fiscal year ended December 31, 1995. The Company does not maintain any pension plans or any supplementary pension award plans.


                       OPTION GRANTS IN LAST FISCAL YEAR

                                                                                            Potential Realizable Value
                                                                                            at Assumed Annual Rates of
                                                                                             Stock Price Appreciation
                                    Individual Grants                                            for Option Term
- -----------------------------------------------------------------------------------------   --------------------------
                            Number of      Percentage of Total
                           Securities        Options Granted     Exercise or
                           Underlying         to Employees        Base Price   Expiration
         Name            Options Granted     in Fiscal Year      (per share)     Date(1)        5%             10%
         ----            ---------------   -------------------   -----------   ----------   ---------      -----------
Peter W. Nauert                    5              0.00%             10.875      03/31/05          34               87
                                   9              0.00%             14.750      06/30/05          83              212
                              50,793              4.98%             13.875      07/11/05     443,220        1,123,186
                             100,000              9.81%             15.250      09/01/05     694,400        2,009,000
                             100,000              9.81%             16.750      09/01/05     544,400        1,859,000
                             100,000              9.81%             18.500      09/01/05     369,400        1,684,000
                             100,000              9.81%             20.250      09/01/05     194,400        1,509,000
                             100,000              9.81%             22.250      09/01/05           0        1,309,000
                                  10              0.00%             14.750      09/30/05          93              235
                                   5              0.00%             18.500      12/31/05          58              147

Charles R. Scheper               608              0.06%             10.875      03/31/05       4,158           10,538
                               1,923              0.19%             13.000      05/24/05      15,722           39,843
                                 388              0.04%             14.750      06/30/05       3,599            9,121
                              25,000              2.45%             15.250      09/01/05     173,600          502,250
                              25,000              2.45%             16.750      09/01/05     136,100          464,750
                              25,000              2.45%             18.500      09/01/05      92,350          421,000
                                  46              0.00%             14.750      09/30/95         427            1,081
                                  21              0.00%             18.500      12/31/05         244              619

Thomas J. Brophy                  19              0.00%             10.375      03/14/05         124              314
                              25,000              2.45%             10.750      03/17/05     169,025          428,325
                                  98              0.01%             10.875      03/31/05         670            1,699
                                  18              0.00%             11.750      04/20/05         133              337
                                  16              0.00%             13.250      05/16/05         133              338
                               1,923              0.19%             13.000      05/24/05      15,722           39,843
                                  14              0.00%             14.750      06/16/05         130              329
                                 194              0.02%             14.750      06/30/05       1,800            4,561
                               5,179              0.51%             13.875      07/11/05      45,192          114,523
                                  15              0.00%             13.875      07/24/05         131              332
                                  15              0.00%             13.750      08/16/05         130              329
                               1,000              0.10%             13.625      08/24/05       8,569           21,715
                              25,000              2.45%             15.250      09/01/05     173,600          502,250
                              25,000              2.45%             16.750      09/01/05     136,100          464,750
                              25,000              2.45%             18.500      09/01/05      92,350          421,000
                                  13              0.00%             15.125      09/20/05         124              313
                                 207              0.02%             14.750      09/30/05       1,920            4,886
                                 104              0.01%             14.625      10/16/05         957            2,424
                                  92              0.01%             16.500      11/21/05         955            2,419
                                  86              0.01%             18.125      12/22/05         980            2,484
                                  16              0.00%             18.500      12/31/05         186              472

Ernest T. Giambra, Jr.           508              0.05%             10.875      03/31/05       3,474            8,805
                                 448              0.04%             14.750      06/30/05       4,156           10,532
                                  12              0.00%             14.750      09/30/05         111              282
                                   6              0.00%             18.500      12/31/05          70              177

Anthony J. Pino                1,500              0.15%             10.250      02/22/05       9,669           24,504
                               2,000              0.20%             11.125      03/02/05      13,992           35,460
                                  61              0.01%             10.875      03/31/05         417            1,057
                               2,700              0.26%             12.875      06/01/05      21,862           55,401
                                 197              0.02%             14.750      06/30/05       1,827            4,631
                                  66              0.01%             14.750      09/30/05         612            1,552
                                   3              0.00%             18.500      12/31/05          35               88

(1) The options terminate at the earlier of ten years from the date of grant or one year from date of termination of employment with the Company.


                      OPTION VALUES AT DECEMBER 31, 1995

                              Number of Securities            Value of Unexercised
                             Underlying Unexercised           In-the-Money Options
                          Options at December 31, 1995      at December 31, 1995(1)
                          ----------------------------    ----------------------------
         Name             Exercisable    Unexercisable    Exercisable    Unexercisable
         ----             -----------    -------------    -----------    -------------
Peter W. Nauert             215,000         493,479       $1,820,000       $787,994

Charles R. Scheper           70,000          93,348          519,375        398,394

Thomas J. Brophy             25,000         129,746           81,250        645,499

Ernest T. Giambra, Jr.       10,000          41,884           96,250        385,968

Anthony J. Pino              15,000          38,698          168,750        356,889

(1) Based on the closing price on the New York Stock Exchange-Composite Transactions of the Company's Common Stock on that date ($18.50).


DIRECTORS' COMPENSATION

     Directors of the Company currently receive fees of $25,000 per year. Directors who are chairmen of the Company's Executive, Investment, Audit and Compensation Committees receive additional fees of $25,000 per year. All directors are reimbursed for travel expenses. In addition, each Director, upon his initial election as a director, receives options to purchase 25,000 shares of the Company's Common Stock at an exercise price equal to fair market value on the date of grant. Further, each member of the Option Committee, upon his initial election as a member, receives options to purchase 8,000 of the Company's Common Stock at an exercise price equal to fair market value on the date of grant.

     The Company has adopted a compensation deferral plan (the "Deferral Plan") for members of the Board of Directors. The Deferral Plan was established in order to encourage the attraction and retention of qualified Directors by allowing Directors to irrevocably elect deferral of payment of a certain portion of the compensation they receive as Directors and thereby defer taxes. The Deferral Plan provides benefits at retirement, disability or death for Directors who elect to defer payments under the Deferral Plan. The Deferral Plan permits Directors to elect investment options at the same time deferrals are elected. Under the Deferral Plan, the Company makes an unsecured promise to pay deferred amounts together with investment gains and losses, at a future time. The deferred amounts are not funded as with a pension or profit sharing plan. However, under the Deferral Plan a trust has been established with respect to the amounts allocated to the Deferral Plan.

EMPLOYMENT AND OTHER AGREEMENTS

     Effective September 1, 1995, Mr. Nauert entered into an employment agreement with the Company (the "Current Agreement") which superseded the then existing employment agreements between Mr. Nauert and the Company and two of its subsidiaries (the "Prior Agreements") except for the loan provisions described below.

     The Current Agreement provides for a three year term, commencing September 1, 1995, which continues indefinitely until terminated by the Board of Directors upon three years notice. Under the Current Agreement Mr. Nauert is entitled to a minimum annual base salary of $1,000,000, which amount is equal to the aggregate minimum annual salaries which he was entitled to receive under the Prior Agreements and which can be increased at the discretion of the Board of Directors, and an annual bonus determined by the Compensation Committee, based upon the Company's achieving performance standards established by the Committee.

     In addition, under the Current Agreement and subject to stockholder approval of the proposed amendment of the Company's 1994 Omnibus Stock Incentive Program described below under the caption "Proposal to Approve Amendment to the Company's 1994 Omnibus Stock Incentive Program", Mr. Nauert was granted options to purchase an aggregate of 500,000 shares of the Company's Common Stock, exercisable as follows: 100,000 on or after the date of the execution and delivery of the Current Agreement at $15.25 per share; 100,000 on or after September 1, 1996 at $16.75 per share; 100,000 on or after September 1, 1997 at $18.50 per share; 100,000 on or after September 1, 1998 at $20.25 per share; and 100,000 on or after September 1, 1999 at $22.25 per share; provided, however, that none of such options are exercisable within six months of the date of grant and are exercisable only if Mr. Nauert is employed by the Company or one of its subsidiaries at the time they can first be exercised.

     The Current Agreement is terminable by the Company with or without cause. In the event of termination with cause, the Current Agreement provides that Mr. Nauert will receive his then current compensation through the date of termination. In the event of the termination by the Company without cause or termination by Mr. Nauert for good reason, Mr. Nauert, in lieu of the compensation that would have been paid to him during the balance of the three-year term, will receive the present value, discounted at an annual rate of 8%, of the salary which would have been payable during a period equal to the remainder of the term of the agreement, commencing on the date of termination at the rate of annual base salary payable to Mr. Nauert at the date of termination. In the event Mr. Nauert's employment is terminated by the Company without cause or by Mr. Nauert for good reason within 180 days following a change of control of the Company, and in lieu of the termination payments described above, the Company would pay Mr. Nauert an amount equal to three times the average income reflected on the W-2 form or forms issued to Mr. Nauert by the Company or its subsidiaries for services performed for them for the five calendar years preceding the year in which such change of control occurs.

     Pursuant to the Current Agreement, Mr. Nauert has agreed not to compete with the Company for a period of twelve months after the termination of his employment unless he is terminated without cause or there has been a change in control of the Company prior to such termination. Mr. Nauert has also agreed that during the term of his employment he will retain, directly or indirectly, ownership of not less than one million shares of Common Stock. In addition, Mr. Nauert has agreed that until his employment is terminated and so long as the market price of the Common Stock of the Company is less than $12 per share, he will not sell or transfer his shares of Common Stock (other than transfers to family members) without first offering such shares to the Company.

     Prior to September 1, 1995, Mr. Nauert served as Chairman and Chief Executive Officer of the Company and as President and Chief Executive Officer of two of its subsidiaries under employment agreements which, unless earlier terminated by either the Company or Mr. Nauert, would have been automatically renewed on December 31, 1996 and every three years thereafter. Under the three agreements, Mr. Nauert was paid an aggregate annual salary of $1,000,000, which amount could have been increased at the discretion of the Board of Directors, and an annual bonus as determined by the Compensation Committee of the Board of Directors, based upon achieving Company performance standards established by such committee.

     In addition, pursuant to the Prior Agreement with the Company, the Company extended to Mr. Nauert a three year term loan in the amount of $1,300,000 which accrues interest at an annual rate of 3.71%. Up to 50% of the principal amount of this loan may be forgiven if the following goals are achieved. If the Company has aggregate fully diluted net income per common share of $4.50 during the period from January 1, 1994 to December 31, 1996, then $325,000 in principal amount of the loan shall be forgiven. If, during this same period, the Company has aggregate fully diluted net income per common share in excess of $4.50, then, in addition to the $325,000 previously forgiven, an amount of the loan equal to the amount by which net income per common share exceeds $4.50, divided by $3.00 and multiplied by $975,000 shall be forgiven, provided that in no event shall more than $650,000 of the loan be forgiven. The loan granted to Mr. Nauert under the Prior Agreements, and the terms thereof, continue in effect under the Current Agreement.

     Effective September 1, 1995, the Company entered into three-year employment agreements with Messrs. Brophy and Scheper which provide for minimum annual base salaries of $300,000, which amounts can be increased at the discretion of the Board of Directors of the Company, and such annual bonuses as may be determined by the Compensation Committee based upon the achievement of such Company-wide performance based standards as may be established by the Committee. The employment agreements are terminable by the Company with or without cause. In the event of termination with cause, the agreements provide for the payment of the employee's then current base salary through the date of termination. In the event of termination by the Company without cause or termination by the employee for good reason, the employee would be entitled to receive an amount equal to the present value, discounted at an annual rate of 8%, of an amount equal to the lesser of (x) the salary which would have been payable during a period equal to the remainder of the term of the agreement, commencing on the date of termination at the rate of annual base salary payable to the employee at the date of termination, or (y) two times the employee's then current annual base salary. The agreements also provide for the payment, under certain circumstances, of certain health insurance benefits until the employee reaches the age of 65 in the event that the agreement is not terminated by the Company for cause or by the employee without good reason.

     In addition, the agreements provide for the grant to each employee, on terms substantially similar to those in Mr. Nauert's Current Agreement and subject to stockholder approval of the amendment to the Company's 1994 Stock Incentive Program referred to below, of options to purchase an aggregate of 75,000 shares of the Company's Common Stock, exercisable as follows: 25,000 on or after the date of the execution and delivery of the agreement at $15.25 per share; 25,000 on or after September 1, 1996 at $16.75 per share; and 25,000 on or after September 1, 1997 at $18.50 per share.

     Effective January 1, 1996, the Company entered into a three-year employment agreement with Mr. Pino on substantially the same terms as the agreements with Messrs. Brophy and Scheper except that Mr. Pino's agreement provided for a minimum annual base salary of $275,000 and did not contain provision for the grant of options.

     Mr. Pino's primary responsibilities as an officer of the Company and its subsidiaries include the management of the business and operations of Preferred Health Choice, Inc. ("PHC"), a subsidiary of the Company which is primarily engaged, through its subsidiaries, in the managed care operations of the Company. Effective January 1, 1996, the Company entered into an agreement with Mr. Pino which provides generally for the payment to Mr. Pino, under certain circumstances, of additional compensation in the event, during Mr. Pino's term of employment with the Company, of the sale of PHC or a public offering of PHC's capital stock. Pursuant to the agreement, in the event that the value of the Company's equity interest in PHC, as represented by such sale or public offering and subject to certain adjustments, exceeds $16,000,000 (such excess being referred to as the "Increased Value"), Mr. Pino would be entitled to receive an amount equal to 10% of the Increased Value. Such additional compensation is payable, at the Company's option, either in shares of the Company's Common Stock or in cash or other consideration received by the Company from the proceeds of the transaction giving rise to the payment. In the event that Mr. Pino becomes entitled to receive such additional compensation, he would not be entitled to receive the change of control compensation provided for in his employment agreement.

     Effective June 21, 1993, the Company entered into a three-year employment agreement with Mr. Giambra pursuant to which Mr. Giambra serves as Chief Marketing Officer of the Company. Pursuant to the agreement, Mr. Giambra received a sign-on bonus of $25,000, was granted options to purchase 25,000 shares of Common Stock at $8.875 per share, is entitled to receive a minimum salary of $225,000 during the first year and minimum salary of $250,000 during each of the second and third years and is entitled to severance compensation equal to one year's salary in the event he is terminated without cause.


CERTAIN TRANSACTIONS

     In 1995, a marketing subsidiary of the Company paid rent of approximately $78,054 to a partnership in which Mr. Peter Nauert held a 50% interest. The lease for this property expired during 1995 and was not renewed. The Company believes that the rates charged to the Company's subsidiary were the same as those charged to unaffiliated third parties.

     In 1995, Mr. Cavataio was engaged by the Company as an investment advisor to assist in the management of the Company's investment portfolio. Pursuant to this arrangement, Mr. Cavataio received compensation of $100,000 in 1995.

     Commencing July 1, 1995, Mr. Van Vleet was engaged by the Company as a consultant for a two-year term pursuant to an arrangement under which Mr. Van Vleet is to receive aggregate compensation (including directors fees) of $100,000 per year. Pursuant to such arrangement, he was entitled to receive $50,000 for 1995.

     Mr. Haldeman is a partner of Haldeman & Associates which rendered legal services to the Company and its subsidiaries in 1995.

     In July 1994, the Company loaned $75,000 to Mr. Pino to finance moving expenses. The principal amount of the loan accrues interest at a rate of 7% per annum and interest and principal are due in July 1998.

     Pursuant to a reinsurance agreement, effective December 31, 1994, an insurance subsidiary of the Company reinsures a percentage of the business written by Philadelphia Life and sold by a marketing subsidiary of the Company. As of December 31, 1995, the face amount reinsured under the agreement by the Company's insurance subsidiary was $268.6 million. Mr. Gardiner, a nominee for director of the Company, served as a director and executive officer of Philadelphia Life until his retirement in May, 1995.

Any future transactions between the Company and its officers, directors, principal stockholders or the affiliates of any of them will be on negotiated terms no less favorable to the Company than could be obtained from unaffiliated parties.


                         STOCK PRICE PERFORMANCE GRAPH

     Set forth below is a line graph comparing the yearly percentage change in the cumulative total stockholder return on the Company's Common Stock against the cumulative total return of the Wilshire 5000 index and the Wilshire Insurance index for the period of five fiscal years commencing December 31, 1990 and ended December 31, 1995. This graph assumes $100 was invested on December 31, 1990 and that all dividends were reinvested.

     The Stock Price Performance Graph below shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933 or under the Securities Exchange Act of 1934, except to the extent the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under such Acts.

                             [Graph appears here]

            Pioneer Financial  Wilshire 5000  Wilshire Insurance
- ----------------------------------------------------------------
12/31/90               100.00         100.00              100.00
- ----------------------------------------------------------------
12/31/91               100.00         134.00              132.00
- ----------------------------------------------------------------
12/31/92                78.00         146.00              164.00
- ----------------------------------------------------------------
12/31/93               224.00         163.00              174.00
- ----------------------------------------------------------------
12/20/94               146.00         163.00              170.00
- ----------------------------------------------------------------
12/29/95               304.00         222.00              239.00
- ----------------------------------------------------------------


                PROPOSAL TO APPROVE AMENDMENT OF THE COMPANY'S
                     1994 OMNIBUS STOCK INCENTIVE PROGRAM

BACKGROUND
- ----------

     The Board of Directors is proposing for stockholder approval an amendment (the "Amendment") to the Company's 1994 Omnibus Stock Incentive Program (the "Plan"). The Plan was adopted by the Board of Directors of the Company in 1994 and approved by the stockholders in the same year. The Plan provides generally for the grant of stock options, stock appreciation rights, stock awards and performance units, all as described in the Plan. The purpose of the Plan is to enable the Company to offer officers and other key employees of the Company and its subsidiaries performance-based incentives and other equity interests in the Company, thereby attracting, retaining and rewarding such employees and strengthening the mutuality of interests between such employees and the Company stockholders.

THE PROPOSED AMENDMENT
- ----------------------

     In furtherance of its commitment to more closely align the interests of management with those of the Company's stockholders by encouraging increased stock ownership by members of management and consistent with its commitment to implement compensation plans based in larger part on the performance of the Company and the creation of increased value to its stockholders, the Board of Directors has now amended the Plan, subject to stockholder approval, to increase the maximum number of shares of Common Stock which may be available for the award of Benefits (as defined in the Plan) to any participant in any fiscal year from 100,000 shares to 600,000 shares.

     The Company believes that the proposed Amendment will enhance the Company's ability to better utilize stock options and other performance-based incentives and, in so doing, will permit the Company to keep pace with changing developments in management compensation and make the Company more competitive with those companies that offer stock incentives to attract and retain qualified employees. This amendment does not affect director options.

GRANT OF OPTIONS SUBJECT TO STOCKHOLDER APPROVAL OF THE PROPOSED AMENDMENT
- --------------------------------------------------------------------------

     As described under the caption "Employment and Other Agreements", effective September 1, 1995, the Option Committee has granted, subject to stockholder approval of the proposed Amendment, options to Messrs. Peter W. Nauert and Charles R. Scheper which would result in Messrs. Nauert and Scheper receiving options to purchase more than 100,000 shares of the Company's Common Stock in 1995. See the material contained under the caption "Executive Compensation-Summary Compensation Table-Securities Underlying Options" for a summary of the options granted to the Chief Executive Officer and each Named Officer during 1995.

NEW PLAN BENEFITS
- -----------------

The following table states the benefits which would have been received or allocated during 1995 under the Company's 1994 Omnibus Stock Incentive Program if the proposed amendment had been in effect for 1995 with respect to (i) the Chief Executive Officer and each other Named Officer; (ii) all current executive officers, as a group; (iii) all current directors who are not executive officers, as a group; and (v) all employees, including all current officers who are not executive officers, as a group.

                               NEW PLAN BENEFITS

                     1994 Omnibus Stock Incentive Program
                     ------------------------------------

                                         Number of Options
                                         -----------------
           Peter W. Nauert                    550,822(1)
           Charles R. Scheper                  77,986(2)
           Anthony J. Pino                       6527
           Thomas J.  Brophy                  109,009(2)
           Ernest T. Giambra, Jr.                 974
           Executive Group                    842,006(3)
           Non Executive Director               93807
           Group
           Non Executive Officer               16,712
           Employee Group


(1) Includes options to purchase 500,000 shares granted subject to stockholder approval of the proposed Amendment. See "Employment and Other Agreements."

(2) Includes options to purchase 75,000 shares granted subject to stockholder approval of the proposed Amendment. See "Employment and Other Agreements."

(3) Includes options granted to Messrs. Nauert, Scheper and Brophy subject to stockholder approval of the proposed Amendment. See Footnotes (1) and (2) above.

OTHER INFORMATION
- -----------------

     The closing price of the Common Stock reported on the New York Stock Exchange Composite Transactions listed for March 25, 1996 was $16.625 per share.

     The affirmative vote of holders of a majority of the voting power of all shares represented at the meeting is required for approval of the proposed Amendment. Abstentions will count as a vote against the proposal, and broker non-votes will have no effect on the proposal.

         THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR APPROVAL OF THE
            AMENDMENT TO THE 1994 OMNIBUS STOCK INCENTIVE PROGRAM.


           PROPOSAL TO APPROVE THE PIONEER FINANCIAL SERVICES, INC.
                         EMPLOYEE STOCK PURCHASE PLAN

BACKGROUND
- ----------

     The Board of Directors is proposing for stockholder approval the Pioneer Financial Services, Inc. Employee Stock Purchase Plan (the "Employee Stock Purchase Plan"). The Board of Directors believes it is in the best interests of the Company to encourage stock ownership by employees of the Company. Accordingly, on December 14, 1995 the Board of Directors adopted, and the Company has implemented, subject to stockholder approval, the Employee Stock Purchase Plan. An aggregate of 500,000 shares of the Company's Common Stock (subject to adjustment for any dividend, stock split or other relevant changes in the Company's capitalization) (the "Shares") may be sold pursuant to the Employee Stock Purchase Plan and the Pioneer Financial Services, Inc. Career Agent Stock Purchase Plan. The text of the Employee Stock Purchase Plan is attached as Exhibit A to this Proxy Statement.

     The following is a summary of the material provisions of the Employee Stock Purchase Plan:

ADMINISTRATION AND ELIGIBILITY
- ------------------------------

     The Employee Stock Purchase Plan is administered by the Option Committee. The Option Committee has the authority to make rules and regulations governing the administration of the Employee Stock Purchase Plan.

     All employees of the Company, or its subsidiaries (other than employees who own 5% or more of the Company's Common Stock), who have reached the age of majority and who customarily work more than 20 hours per week and more than five months per year are eligible to participate in the Employee Stock Purchase Plan. As of March 1, 1996, approximately 2,036 employees were eligible to participate in the Employee Stock Purchase Plan. It is not possible to determine how many eligible employees will participate in the Employee Stock Purchase Plan in the future.

PARTICIPATION AND TERMS
- -----------------------

     An eligible employee may elect to participate in the Employee Stock Purchase Plan at any Offering Period (as hereinafter described). The Employee Stock Purchase Plan provides for two six-month Offering Periods each year beginning on the first trading day on or after the first day of January and July of each year, except that the first Offering Period began on March 1, 1996, and ends on June 30, 1996. To participate in the Employee Stock Purchase Plan an employee must complete an enrollment and payroll deduction authorization form provided by the Company which indicates the amounts to be deducted from his or her salary and applied to the purchase of Common Stock on the Share Purchase Date (as hereinafter defined). The payroll deduction must be within limits set by the Company and limits imposed by the Internal Revenue Code.

     A payroll deduction account is established for each participating employee by the Company and all payroll deductions made on behalf of each employee are credited to each such employee's respective payroll deduction account. On the last trading day of each Offering Period or such other date as the Committee shall designate (the "Share Purchase Date") the amount credited to each participating employees's Payroll Deduction Account as of the seventh day immediately preceding the applicable Share Purchase Date is applied to purchase as many whole Shares as may be purchased with such amount at the applicable purchase price.

     The purchase price for Shares purchased from the Company is 85% of the lower of the closing prices of shares of Common Stock on the New York Stock Exchange on the first or last trading day of the applicable Offering Period. The purchase price on the last trading day for Shares purchased on the open market is the weighted average price per share of all Shares so purchased on the Share Purchase Date. Employees may purchase Shares through the Employee Stock Purchase Plan only by payroll deductions.

AMENDMENT, SUSPENSION AND TERMINATION
- -------------------------------------

     The Board of Directors of the Company may amend, suspend or terminate the Employee Stock Purchase Plan at any time; provided, however, that no amendment shall be effective unless approved within 12 months after the date of the adoption of such amendment by the affirmative vote of holders of a majority of the outstanding shares of Common Stock entitled to a majority of the votes represented by all outstanding shares of Common Stock entitled to vote if such stockholder approval is required for the Employee Stock Purchase Plan to continue to comply with the requirements of Securities and Exchange Commission Regulation Section 240.16b-3 in Section 423 of the Internal Revenue Code.

FEDERAL INCOME TAX CONSEQUENCES
- -------------------------------

     The Employee Stock Purchase Plan is intended to be an "employee stock purchase plan" as defined in Section 423 of the Internal Revenue Code. As a result, an employee participant will pay no federal income tax upon enrolling in the purchase plan or upon purchase of the Shares. A participant may recognize income and/or gain or loss upon the sale or other disposition of Shares purchased under the plan, the amount and character of which will depend on whether the Shares are held for two years from the first day of the Offering Period.

     If the participant sells or otherwise disposes of the Shares within that two-year period, the participant will recognize ordinary income at the time of disposition in an amount equal to the excess of the market price of the Shares on the date of purchase over the purchase price and the Company will be entitled to a tax deduction for the same amount.

     If the participant sells or otherwise disposes of the Shares after holding the Shares for the two-year period, the participant will recognize ordinary income at that time in an amount equal to the lesser of (i) the excess of the market price of the Shares on the first day of the offering period over the Purchase Price, or (ii) the excess of the market price of the Shares at the time of disposition over the purchase price. The Company will not be entitled to any tax deduction with respect to Shares purchased under the plan if the Shares are held for the requisite two-year period.

     The employee may also recognize capital gain or loss at the time of disposition of the Shares, either short-term or long-term, depending on the holding period for the Shares.

OTHER INFORMATION
- -----------------

     The closing price of the Common Stock reported on the New York Stock Exchange Composite Transactions listed for March 25, 1996 was $16.625 per share.

     The affirmative vote of the holders of a majority of the shares of Common Stock represented at the meeting is required for approval of the Employee Stock Purchase Plan. Abstentions will count as a vote against the proposal, and broker non-votes will have no effect on the proposal.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR APPROVAL OF THE PIONEER FINANCIAL SERVICES EMPLOYEE STOCK PURCHASE PLAN.

            PROPOSAL TO APPROVE PERFORMANCE-BASED BUSINESS CRITERIA
                FOR THE COMPANY'S ANNUAL INCENTIVE PLAN FOR THE
                       COMPANY'S CHIEF EXECUTIVE OFFICER

BACKGROUND
- ----------

     As described under the caption "Compensation Committee Report on Executive Compensation-Chief Executive Officer," the Compensation Committee of the Board of Directors, with the assistance of an independent management consulting firm, has developed an annual incentive plan for the Company's Chief Executive Officer which provides generally for the payment of annual bonuses to the Chief Executive Officer based on the achievement by the Company of certain performance-based business objectives established by the Committee.

     Federal law limits the income tax deduction that may be taken for compensation paid to the chief executive officer of publicly-held corporations unless certain requirements are satisfied. A $1 million limit is imposed on the deduction that may be taken for compensation paid to the chief executive officer in any year unless such compensation is based on the achievement, as certified by a committee of two or more outside directors, of specific performance goals established in advance by the committee and paid pursuant to business criteria approved by stockholders.

DESCRIPTION OF PLAN
- -------------------

  The Company has been, and is increasingly, committed to providing incentives that reward superior performance with superior compensation. The plan is an integral part of the Company's compensation program, tying the Chief Executive Officer's annual incentive bonus to the achievement by the Company of specific return on equity (ROE) goals. Generally, the plan provides for the payment of bonuses based on the percent of net income after tax, but before the payment of dividends on the Company's preferred stock, in excess of a specified minimum ROE percentage established by the Committee.

     Compensation paid and performance achieved by similar size organizations in the insurance and managed care industries were considered in establishing the compensation and performance goals for the Chief Executive Officer pursuant to the plan.

     The plan is administered by the Compensation Committee, which currently consists of three outside directors, none of whom has ever been an employee of the Company or any subsidiary. The Committee has established written objective goals for 1996 and will establish written objective goals at the beginning of each succeeding year.

     For 1996, the Committee has established the following goal: a bonus will be paid to the Chief Executive Officer based upon the Company's ROE during 1996 which, in the event the Company achieves an after-tax ROE of 25%, would result in a maximum bonus of $1,855,200.

     Prior to payment of bonus compensation for any year under the plan, the Committee must certify that such performance-based goals were satisfied.

OTHER INFORMATION
- -----------------

     The affirmative vote of a majority of the shares of Common Stock represented at the meeting is required for approval of the performance-based business criteria for the Company's annual incentive plan for the Chief Executive Officer. Abstentions will count as a vote against the proposal, and broker non-votes will have no effect on the proposal.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR APPROVAL OF THE PERFORMANCE-BASED BUSINESS CRITERIA FOR THE COMPANY'S ANNUAL INCENTIVE PLAN FOR THE COMPANY'S CHIEF EXECUTIVE OFFICER.

         PROPOSAL TO AMEND THE COMPANY'S CERTIFICATE OF INCORPORATION
          TO INCREASE THE NUMBER OF AUTHORIZED SHARES OF COMMON STOCK

THE PROPOSED AMENDMENT
- ----------------------

     The Board of Directors is proposing for stockholder approval an amendment to the Company's Certificate of Incorporation which would increase the number of authorized shares of the Company's Common Stock from 20 million shares to 30 million shares.

     Although presently authorized shares of Common Stock are sufficient to meet the Company's present requirements, the Board of Directors believes that the proposed amendment will enable the Company to have a sufficient number of shares of its Common Stock authorized to provide it with the flexibility to issue additional shares in connection with, among other things, (1) convertible securities which the Company may issue in the future, (2) the potential acquisition by the Company of businesses or blocks of business, the development of new products or other corporate purposes which the Company believes will enhance its operations, ability to compete, profitability and stockholder value, or (3) the development of incentive programs designed to enable it to attract or retain key executives and other employees consistent with the Company's desire to align the interests of its employees and stockholders through its commitments to employee ownership and performance-based incentive compensation. The Board of Directors will determine whether, when and under what circumstances the issuance of additional shares of Common Stock is warranted. As of the date of this proxy statement and except for the operating of the Company's existing benefit plans, the Board of Directors has not approved any transaction which would require the issuance of additional shares of Common Stock nor are there presently an understandings, agreements, plans or commitments obligating the Company to issue additional shares of Common Stock. While the issuance of additional shares of Common Stock could dilute the ownership interest of a person seeking to obtain control of the Company, and thus discourage a change of control of the Company by making it more difficult or costly, the Company is not aware of anyone seeking to accumulate shares of Common Stock for such purpose.

     If the proposed amendment is approved, any or all of the additional shares of Common Stock could be issued without further action of the stockholders.

OTHER INFORMATION
- -----------------

     The affirmative vote of holders of a majority of the shares of Common Stock represented at the meeting is required for approval of the proposed amendment. Abstentions will count as a vote against the proposal, and broker non-votes will have no effect on the proposal.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR APPROVAL OF THE PROPOSED AMENDMENT.

               RELATIONSHIP WITH INDEPENDENT PUBLIC ACCOUNTANTS

     The Company's financial statements for the year ended December 31, 1995 were audited by Ernst & Young LLP independent auditors. Ernst & Young LLP has been engaged as the Company's independent auditors for fiscal year 1996. Representatives of Ernst & Young LLP are expected to attend the annual meeting to make an appropriate statement if they desire and will be available to respond to appropriate questions.

                 STOCKHOLDER PROPOSALS FOR 1997 ANNUAL MEETING

  Stockholder proposals intended to be presented at the next annual meeting must be received by the Company for inclusion in its proxy statement and form of proxy relating to such meeting no later than ________, 1996.

                                 OTHER MATTERS

     The Company is not aware of any matters, other than those referred to herein, which will be presented at the meeting. If any other appropriate business should properly be presented at the meeting, the proxies named in the accompanying form of proxy will vote the proxies in accordance with their best judgment.

                           EXPENSES OF SOLICITATION

     All expenses incident to the solicitation of proxies by the Company will be paid by the Company. In addition to solicitation by mail, arrangements have been made with brokerage houses and other custodians, nominees, and fiduciaries to send the proxy material to their principals, and the Company will reimburse them for their reasonable out-of-pocket expenses in doing so. Proxies may also be solicited personally or by telephone or in writing by regular employees of the Company.

                          TREATMENT OF CERTAIN VOTES

     Each stockholder is entitled to one vote on each proposal per share of Common Stock held as of the record date. In determining whether a quorum exists at the Annual Meeting for purposes of all matters to be voted on, all votes "for" or "against," as well as all abstentions (including votes to withhold authority to vote in certain cases), with respect to the proposal receiving the most such votes, will be counted. If an individual has signed a proxy card but failed to indicate a vote "for," "against" or "abstaining" from a particular proposal, such proxy will be voted in favor of management with respect to such proposal or in accordance with the discretion granted to the proxies.

By order of the Board of Directors.

                                        A. Clark Waid, III
                                        Secretary

Schaumburg, Illinois
____________, 1996

                                  EXHIBIT "A"

                        PIONEER FINANCIAL SERVICES, INC.
                          EMPLOYEE STOCK PURCHASE PLAN

     1. Purpose. Pioneer Financial Services, Inc., a Delaware corporation (the "Company"), hereby adopts this Employee Stock Purchase Plan (the "Plan"). The purpose of the Plan is to provide an opportunity for the employees of the Company and any designated subsidiaries to purchase shares of the Common Stock of the Company through voluntary automatic payroll deductions, thereby attracting, retaining and rewarding such persons and strengthening the mutuality of interest between such persons and the Company's stockholders.

     2. Shares Subject to Plan. An aggregate of 500,000 shares (the "Shares") of Common Stock of the Company may be sold pursuant to the Plan and Pioneer Financial Services, Inc. Career Agent Stock Purchase Plan. Such Shares may be authorized but unissued Common Stock, treasury shares or Common Stock purchased in the open market. If there is any change in the outstanding shares of Common Stock by reason of a stock dividend or distribution, stock split, recapitalization, combination or exchange of shares, or a merger, consolidation or other corporate reorganization in which the Company is the surviving corporation, the number of Shares available for sale shall be equitably adjusted by the Committee appointed to administer the Plan to give proper effect to such change.

     3. Administration. The Plan shall be administered by a committee (the "Committee") which shall be the Option Committee of the Board of Directors or another committee consisting of not less than two directors of the Company appointed by the Board of Directors, none of whom shall participate in the Plan and all of whom shall qualify as disinterested persons within the meaning of Securities and Exchange Commission Regulation (S) 240.16b-3 or any successor regulation. The Committee is authorized, subject to the provisions of the Plan, to establish such rules and regulations as it deems necessary for the proper administration of the Plan and to make such determinations and interpretations and to take such action in connection with the Plan and any Shares made available hereunder as it deems necessary or advisable. All determinations and interpretations made by the Committee shall be binding and conclusive on all participants and their legal representatives. No member of the Board, no member of the Committee and no employee of the Company shall be liable for any act or failure to act hereunder, by any other member or employee or by any agent to whom duties in connection with the administration of this Plan have been delegated or, except in circumstances involving his or her bad faith, gross negligence or fraud, for any act or failure to act by the member or employee.

     4. Eligibility. All regular employees of the Company, and of each qualified subsidiary of the Company designated for participation by the Board of Directors, other than:

          (a) employees whose customary employment is 20 hours or less per week; or

          (b) employees whose customary employment is for not more than 5 months per year; or

          (c)  employees described in paragraph 8(a) below; or

          (d) employees who have not reached the age of majority in their state of residence;

shall be eligible to participate in the Plan. For the purposes of this Plan, the term "qualified subsidiary" means any subsidiary, 50% or more of the total combined voting power of all classes of stock in which is now owned or hereafter acquired by the Company or any such qualified subsidiary.

     5.  Participation.   An eligible employee may elect to participate in the
Plan as of any "Enrollment Date". Enrollment Dates shall occur on the first day of an Offering Period (as defined in paragraph 8). Any such election shall be made by completing and forwarding to the Company an enrollment and payroll deduction authorization form prior to such Enrollment Date, authorizing payroll deductions in such amount as the employee may request but in no event less than the minimum nor more than the maximum amount as the Committee shall determine.
A participating employee may increase or decrease his payroll deductions as of any subsequent Enrollment Date by completing and forwarding to the Company a revised payroll deduction authorization form; provided, that changes in payroll deductions shall not be permitted to the extent that they would result in total payroll deductions below the minimum or above the maximum amount as is specified by the Committee. An eligible employee may not initi ate, increase or decrease payroll deductions as of any date other than an Enrollment Date except by withdrawing from the Plan as provided in paragraph 7.

     6. Payroll Deduction Accounts. The Company shall establish on its books and records a "Payroll Deduction Account" for each participating employee, and shall credit all payroll deductions made on behalf of each employee pursuant to paragraph 5 to his or her Payroll Deduction Account. No interest shall be credited to any Payroll Deduction Account.

     7. Withdrawals. An employee may withdraw from an Offering Period at any time by completing and forwarding a written notice to the Company. Upon receipt of such notice, payroll deductions on behalf of the employee shall be discontinued commencing with the immediately following payroll period. Unless the withdrawal form is submitted at least three days before the last trading day of the month, the amount credited to the employee's Payroll Deduction Amount will be applied to purchase stock. Except as provided in the previous sentence, amounts credited to the Payroll Deduction Account of any employee who withdraws shall be refunded to the employee as soon as practicable after the withdrawal. The employee may resume participation in the Plan at the next Enrollment Date, by filing a new election in accordance with paragraph 5 at least two weeks prior to the Enrollment Date.

     8. Offering Periods. The Plan shall be implemented by consecutive six-month Offering Periods with a new Offering Period commencing on the first trading day on or after the first day of each January and July during the term of the Plan, or on such other date as the Committee shall determine, and continuing thereafter to the end of such period, subject to termination in accordance with paragraph 17 hereof. Notwithstanding the foregoing, the first Offering Period hereunder shall commence on March 1, 1996, and shall end June 30, 1996. "Trading day" shall mean a day on which the New York Stock Exchange is open for trading. The Committee shall have the power to change the duration of Offering Periods (including the commencement dates thereof) with respect to future offerings. The last trading day of each Offering Period prior to the termination of the Plan (or such other trading date as the Committee shall determine) shall constitute the purchase dates (the "Share Purchase Dates") on which each employee for whom a Payroll Deduction Account has been maintained shall purchase the number of Shares determined under paragraph 9(a). Notwithstanding the foregoing, the Company shall not permit the exercise of any right to purchase Shares

          (a) to an employee who, immediately after the right is granted, would own shares possessing 5% or more of the total combined voting power or value of all classes of stock of the Company or any subsidiary; or

          (b) which would permit an employee's rights to purchase shares under this Plan, or under any other qualified employee stock purchase plan maintained by the Company or any subsidiary, to accrue at a rate in excess of $25,000 in fair market value (as determined on the first day of the offering period) for each calendar year.

For the purposes of subparagraph (a), the provisions of Section 424(d) of the Internal Revenue Code shall apply in determining the stock ownership of an employee, and the shares which an employee may purchase under outstanding rights or options shall be treated as shares owned by the employee.

     9.  Purchase of Shares.

          (a) Subject to the limitations set forth in paragraphs 7 and 8, each employee participating in an offering shall purchase as many whole Shares (plus any fractional interest in a Share) as may be purchased with the amounts credited to his or her Payroll Deduction Account seven days prior to the Share Purchase Date (or such other date as the Committee shall determine) (the "Cutoff Date"). Employees may purchase Shares only through payroll deductions, and cash contributions shall not be permitted.

          (b) The "Purchase Price" for Shares purchased under the Plan shall be not less than the lesser of (i) an amount equal to 85% of the closing price of shares of Common Stock at the beginning of the Offering Period or (ii) an amount equal to 85% of the closing price of shares of Common Stock on the Share Purchase Date. For these purposes, the closing price shall be as reported on the New York Stock Exchange Composite Transactions list as reported in the Wall Street Journal, Midwest Edition. The Committee shall have the authority to establish a different Purchase Price as long as any such Purchase Price complies with the provisions of Section 423 of the Code.

          (c) On each Share Purchase Date, the amount credited to each participating employee's Payroll Deduction Account as of the immediately preceding Cutoff Date shall be applied to purchase as many whole Shares (plus any fractional interest in a Share) as may be purchased with such amount at the applicable Purchase Price. Any amount remaining in an employee's Payroll Deduction Account as of the relevant Cutoff Date in excess of the amount that may properly be applied to the purchase of Shares shall remain credited to employee's Payroll Deduction Account for the next Offering Period, unless the Committee directs that the amount be refunded to the employee.

     10. Brokerage Accounts or Plan Share Accounts. By enrolling in the Plan, each participating employee shall be deemed to have authorized the establishment of a brokerage account on his or her behalf at a securities brokerage firm selected by the Committee. Alternatively, the Committee may provide for Plan share accounts for each participating employee to be established by the Company or by an outside entity selected by the Committee which is not a brokerage firm. Shares purchased by an employee pursuant to the Plan shall be held in the employee's brokerage or Plan share account ("Plan Share Account") in his or her name, or if the employee so indicates on his or her payroll deduction authorization form, in the employee's name jointly with a member of the employee's family, with right of survivorship.

     11. Rights as Stockholder. An employee shall have no rights as a stockholder with respect to Shares subject to any rights granted under this Plan until payment for such Shares has been completed at the close of business on the relevant Share Purchase Date.

     12. Certificates. Certificates for Shares purchased under the Plan will not be issued automatically. However, certificates for whole Shares purchased shall be issued as soon as practicable following an employee's written request. A reasonable charge may be imposed for the issuance of such certificates. Fractional interests in Shares shall be carried forward in an employee's Plan Share Account until they equal one whole Share or until the termination of the employee's participation in the Plan, in which event an amount in cash equal to the value of such fractional interest shall be paid to the employee in cash. If a share certificate is issued to an employee, the employee will be required to notify the Company of his disposition of such shares, if his disposition occurs within time periods established by the Company.

     13. Termination of Employment. If a participating employee's employment is terminated for any reason, if an employee dies, if an employee is granted a leave of absence of more than 90 days duration, or if an employee otherwise ceases to be eligible to participate in the Plan, payroll deductions on behalf of the employee shall be discontinued and any amounts then credited to the employee's Payroll Deduction Account shall be refunded to the employee as soon as practicable.

     14. Rights Not Transferable. Rights granted under this Plan are not transferable by a participating employee other than by will or the laws of descent and distribution, and are exercisable during an employee's lifetime only by the employee.

     15. Employment Rights. Neither participation in the Plan, nor the exercise of any right granted under the Plan, shall be made a condition of employment, or of continued employment with the Company or any subsidiary. Participation in the Plan does not limit the right of the Company or any subsidiary to terminate a participating employee's employment at any time or give any right to an employee to remain employed by the Company or any subsidiary in any particular position or at any particular rate of remuneration.

     16. Application of Funds. All funds received by the Company for Shares sold by the Company on any Share Purchase Date pursuant to this Plan may be used for any corporate purpose.

     17. Amendments and Termination. The Board of Directors may amend the Plan at any time, provided that no such amendment shall be effective unless approved within 12 months after the date of the adoption of such amendment by the affirmative vote of stockholders holding shares of Common Stock entitled to a majority of the votes represented by all outstanding shares of Common Stock entitled to vote if such stockholder approval is required for the Plan to continue to comply with the requirements of Securities and Exchange Commission Regulation (S) 240.16b-3 and Section 423 of the Internal Revenue Code. The Board of Directors may suspend the Plan or discontinue the Plan at any time. Upon termination of the Plan, all payroll deductions shall cease and all amounts then credited to the participating employees' Payroll Deduction Accounts shall be equitably applied to the purchase of whole Shares then available for sale, and any remaining amounts shall be promptly refunded to the participating employees.

     18. Applicable Laws. This Plan, and all rights granted hereunder, are intended to meet the requirements of an "employee stock purchase plan" under
Section 423 of the Internal Revenue Code, as from time to time amended, and the Plan shall be construed and interpreted to accomplish this intent. Sales of Shares under the Plan are subject to, and shall be accomplished only in accordance with, the requirements of all applicable securities and other laws.

     19. Expenses. Except to the extent provided in paragraph 12, all expenses of administering the Plan, including expenses incurred in connection with the purchase of Shares in the open market for sale to participating employees, shall be borne by the Company and its subsidiaries.

     20. Stockholder Approval. The Plan was adopted by the Board of Directors on December 14, 1995, subject to stockholder approval. The Plan and any action taken hereunder shall be null and void if stockholder approval is not obtained at the next annual meeting of stockholders.

                        PIONEER FINANCIAL SERVICES, INC.

              PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
       ANNUAL MEETING TO BE HELD MAY 23, 1996 AT 4:00 P.M., CENTRAL TIME

The undersigned, hereby appoint(s) Peter W. Nauert and William B. Van Vleet, and each of them, proxies of the undersigned (with full powers of substitution) to attend the above Annual Meeting and all adjournments thereof (the "Meeting") and there to vote all shares of Common Stock of Pioneer Financial Services, Inc. (the "Company") that the undersigned would be entitled to vote, if personally present, in regard to all matters which may come before the meeting, including:

The Board of Directors recommends a vote FOR election of directors, FOR approval of the Amendment to the Company's 1994 Omnibus Stock Incentive Program, FOR approval of the Company's Employee Stock Purchase Plan, FOR approval of the performance-based business criteria for the Company's Annual Incentive Plan for the Company's Chief Executive Officer and FOR approval of the Amendment to the Company's Certificate of Incorporation.

Election of Class II Directors, Nominees:         COMMENTS: (Change of address)
Class II (Term expires 1999)                      -----------------------------
Karl-Heinz Klaeser                                -----------------------------
John W. Gardiner                                  -----------------------------
                                                  -----------------------------
                                                  -----------------------------
                                                   (If you have written in the
                                                   above space, please mark the
                                                   corresponding box on the
                                                   reverse side of this card.)

You are encouraged to specify your choices by marking the appropriate boxes
ON THE REVERSE SIDE. If you do not mark any boxes, your proxy will be voted in accordance with the Board of Directors' recommendations. The Proxies cannot vote your shares unless you sign and return this card.

PROXY
- --------------------------------------------------------------------------------
                                                               ---------------
                                                                 NO POSTAGE
                                                                  NECESSARY
                                                                  IF MAILED
                                                                    IN THE
                                                                UNITED STATES
                                                               ---------------

         -------------------------------------------------------------
                              BUSINESS REPLY MAIL
           FIRST-CLASS MAIL      PERMIT NO. 251        SCHAUMBURG IL
         -------------------------------------------------------------
           POSTAGE WILL BE PAID BY ADDRESSEE



                     PIONEER FINANCIAL SERVICES INC
                     1750 E GOLF RD  STE 1000
                     SCHAUMBURG IL 60173-9801

                                                                            5789

[X]  Please mark your
     votes as in this
     example.

     This proxy when properly executed will be voted in the manner directed herein. If no direction is made, this proxy will be voted FOR election of directors, FOR approval of the Amendment to the Company's 1994 Omnibus Stock Incentive Program, FOR approval of the Company's Employee Stock Purchase
Plan, FOR approval of the performance-based business criteria for the Company's Annual Incentive Plan for the Company's Chief Executive Officer and FOR approval of the Amendment to the Company's Certificate of Incorporation.

                       FOR               WITHHELD
1. Election of         [_]                 [_]
   Directors
   (see reverse)

For, except vote withheld from the following nominee:

- ----------------------------------------------------

                       FOR    AGAINST    ABSTAIN

2.  Approval of the    [_]       [_]       [_]
    Amendment to the
    Company's 1994
    Omnibus Stock
    Incentive Program.

                      Change of
                      Address/Comments
                      on Reverse Side      [_]

                                        FOR    AGAINST    ABSTAIN
3.  Approval of the Company's
    Employee Stock Purchase Plan.       [_]      [_]        [_]

4.  Approval of the performance-
    based business criteria for the
    Annual Incentive Plan for the
    Company's Chief Executive Officer.  [_]      [_]        [_]

5.  Approval of the Amendment of the
    Company's Certificate of
    Incorporation.                      [_]      [_]        [_]

6. In their discretion, upon such other business as may properly come before the meeting or any adjournment thereof.

    Please date and sign exactly as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.


    --------------------------------------

                                      1996
    --------------------------------------
       SIGNATURE(S)             DATE

                          .   FOLD AND DETACH HERE   .

HEALTH AND LIFE INSURANCE PRODUCTS
FOR MIDDLE AMERICA

- -------------------------------------------------------------------------------

As a stockholder, you know that Pioneer Financial Services, Inc. provides a variety of health insurance, life insurance and annuity products in the individual insurance market.

We take great pride in the fact that hundreds of thousands of American families rely on PFS companies for health and life insurance protection. We invite you to contact us to learn more about any of our products that may help protect you and your family.

Just detach and mail this postage-paid card or call our toll-free product information line: 1-800-LIFE-654.

- --------------------------------------------------------------------------------
YES. Please send me information on the following products I have checked:

[_]  Term Life Insurance

[_]  Individually Issued
     Medical Insurance

[_]  Home Health Care/
     Long-Term Care

[_]  Other-------------------

     ------------------------

     ------------------------
     (All products not available in all states.
      An agent may call.)

- -----------------------------------
 Name----------------------------

 Address-------------------------

 City----------------------------

 State----------  Zip------------


- -----------------------------------